Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos.333-213033, 333-148436, 333-198608, 333-206083, 333-269399,333-281321 and 333-292620) of Stride, Inc. of our report dated August 6, 2024, relating to the consolidated financial statements and schedule which appear in this Annual Report on Form 10-K.

/s/ BDO USA, P.C.

Potomac, Maryland

August 4, 2026